Exhibit 10.15

 Mandate Agreement

between

Biofrontera AG, Hemmelrather Weg 201, 51377 Leverkusen, Germany

- hereinafter referred to as the "Company" –

and

Lang & Schwarz Broker GmbH, Breite Str. 34, 40213 Düsseldorf, Germany,

- hereinafter referred to as the "Bank" –

- together referred to as the "Parties" –

in relation to support during a cash capital increase as part of a subscription offer, and potentially a private placement for shares not subscribed for by shareholders, of up to 6,000,000 New Shares with subsequent admittance to quotation on the stock market in the Regulated Market of the Düsseldorf Stock Exchange and the Deutsche Börse.

Preamble

Lang & Schwarz Broker GmbH is a securities trading bank (a bank pursuant to Section 1 [3d] Clause 3 of the German Banking Act [KWG), which among other activities provides support during capital raising measures and manages admissions to stock exchange quotations and subsequent authorizations.

Biofrontera AG, which is based in Leverkusen, Germany, is entered in the commercial register held at the Cologne District Court – Registry Court – under commercial register sheet number 49717, and at present has share capital of EUR 38,416,828.00, divided into 38,416,828 ordinary nil par shares (individual share certificates) with a proportional amount in the share capital of EUR 1.00 per share.

Under full or partial utilization of its Authorized Capital I and II, the Company plans to implement a cash capital increase, requiring a listing prospectus, through issuing up to 6,000,000 New Shares with a stated par value of EUR 1.00 each ("New Shares"), including a subscription offer to the previous shareholders.

The New Shares (hereinafter also referred to as the "Shares to be Admitted to Quotation") are then to be admitted to stock exchange quotation in the Regulated Market of the Düsseldorf Stock Exchange and the Deutsche Börse. The placing volume is to amount to up to EUR 24.0 million according to current estimates.

Furthermore, the Company intends to place New Shares not acquired by shareholders as part of the statutory subscription offer among investors in the USA. The Company has entered into separate agreements with American investment banks for this purpose. The Bank shall not become a party to such agreements. In this context, New Shares cannot be offered for purchase in the USA, but instead only American Depositary Receipts ("ADRs"). The plan is that one (1) ADR is to securitize two (2) of the Company's shares. The ADRs that are to be delivered to any US investors are to be issued by BNY Mellon Bank ("BNY Mellon"), although for technical settlement reasons BNY Mellon shall have recourse to a corresponding position of the Existing Shares in the Company before the capital increase is registered, and consequently before the legal origination of the New Shares. These shares are to be made available through a loan of securities provided by a major shareholder. The success of the transaction depends crucially on the provision of such securities on loan. The Bank is to support the processing of the Planned Capital Increase and the admittance procedure for the Shares to be Admitted to Quotation, as well as the transfer of a position of Existing Shares in the Company to BNY Mellon. Further services rendered by the bank in connection with the creation of the ADRs and the US listing shall not form a subject of this Mandate Agreement.

Based on this, the Parties shall agree the following:

Section 1

Capital increase / issue price / placing price

Under partial utilization of Authorized Capital I (Section 7 [3] of the Company's bylaws), the Company plans to implement a capital increase against cash capital contributions ("Planned Capital Increase") through issuing up to 6,000,000 New Shares, including a subscription offer to existing shareholders.

The level of the Planned Capital Increase, in other words, the number of New Shares as well as the placing price per New Share, shall be determined between the Company and the Bank shortly before the implementation of the Planned Capital Increase.

The Company shall make the final decision concerning the level of the issue price and placing price.

All publications relating to the implementation of the capital increase shall be arranged by the Bank on the Company's behalf. The Company shall bear the related costs.

The New Shares shall be offered to the existing shareholders for purchase taking into account their subscription rights. Above and beyond their shareholdings according to the subscription ratio, all existing shareholders shall also issue a further binding subscription order (oversubscription). No legal entitlement shall exist to an allocation in the oversubscription.

Furthermore, the Company shall decide whether shares that have not been subscribed for shall also be sold as part of a private placement. To this extent, however, the Parties shall assume that, in this case, the shares to be admitted shall prospectively be subject to the requirement that a prospectus be published.

The New Shares shall be fully entitled to dividends from January 1, 2017.

Section 2

Subscription rights capital increase / issue amount

The Bank shall be responsible for the coordination, organization and implementation of the subscription rights capital increase.

To this end, the Bank, together with other advisers, shall consult with the Company concerning the structuring of the scheduling and organization of the capital increase, and prepare a corresponding time plan. It shall also update this time plan if required, including specifying the respective individuals responsible in each case.

The Bank's tasks in connection with the capital increase shall include, inter alia, the signing of the corresponding subscription certificate and payment of the capital increase amount into the Company's "Capital Increase Special Account" (initially 25% of the notional interest per share in the share capital, to enable the entry of the implementation of the capital increase in the commercial register; the remaining 75% of the notional par value shall be rendered immediately after the implementation of the capital increase has been entered in the share register). The issue amount per share to be determined in the subscription certificate shall amount to EUR 1.00.

The Bank shall offer the New Shares as part of the subscription rights capital increase to existing shareholders by way of an indirect subscription offer, as well as for oversubscription, and potentially place by way of a private placement the New Shares that are not subscribed for as part of the subscription offer and the oversubscription. The Bank shall transfer the surplus proceeds to the Company.

The Company shall provide the Bank with all information to which it has access, and which is requisite or useful as part of the mandate for individuals at the Bank or for third parties that are appointed to tasks connected with the implementation. The Company shall also obligate itself to ensure that its Management Board members, senior employees, auditors and advisers, including legal advisers, of the Bank or third parties, that are appointed to perform tasks, are suitably available to provide information.

The New Shares shall be subscribed for and assumed without the Bank incurring underwriting risk. For this reason, the Planned Capital Increase shall be conducted only to the extent to which unconditional and irrevocable acceptance declarations are available when the Bank subscribes for the New Shares, and the consideration for the corresponding share purchases is irrevocably credited to a trust account of the Bank.

A share loan with the existing shareholders might be negotiated to ensure that the transaction is processed smoothly and to make it more attractive for investors to subscribe for. Related details are to be determined in a separate agreement.

Moreover, the Bank shall arrange the transfer of Existing Shares in the Company to BNY Mellon against payment of the subscription price.

The scheduling has yet to be determined after coordination with the Company; the transaction is to be concluded before April 30, 2018, however.

The further specifics of the Planned Capital Increase, the transfer of the New Shares and the admittance to stock market quotation and stock market listing shall be regulated in an Underwriting Agreement ("Underwriting Agreement").

The arrangements made in this Mandate Agreement shall substantiate for the Bank neither an obligation to conclude the Underwriting Agreement, nor to underwrite or subscribe for the New Shares.

The provisions in this Mandate Agreement shall also retain their validity after concluding the Underwriting Agreement, unless derived otherwise from their meaning and purpose.

Section 3

Stock market listing

The Company shall also engage the Bank to conduct the listing procedure, without the publication of a securities prospectus, for the shares to be admitted to the Regulated Market of the Düsseldorf Stock Exchange and the Deutsche Börse.

The Bank shall render the following services as part of such activities:

a.	Preparation of a time plan presenting the scheduling of activities connected with the admission procedure for the Shares to be Admitted to Quotation and specifying the respective parties responsible. The schedule shall be updated constantly by the Bank and forwarded to the Company.

b.	Preparation and submission of the application for admission to stock market listing, without a prospectus, of the Shares to be Admitted to Quotation to the management of the Düsseldorf Stock Exchange and the Deutsche Börse. The submission of the application, which is to be directed prospectively to the admission to listing of "up to 6,000,000 New Shares", is to be submitted in sufficiently good time to enable the admission to listing of the New Shares soon after the registration of the implementation of the Planned Capital Increase.

c.	Placing of the requisite mandatory publications.

d.	Preparation and submission of the application for initial listing of the shares to be admitted to quotation.

e.	General advice.

Especially based on the regulations of the German Securities Prospectus Act (WpPG) relating to the admission to listing, without prospectus, of shares in the Regulated Market, the Company shall not implement any initial public offering of other securities of the Company or companies affiliated with it, and not arrange any further capital measures during the duration of this agreement or before the admission to quotation of the "Shares to be Admitted to Quotation" with the consequence that the Planned Capital Increase cannot occur without a prospectus.

The Company shall obligate itself, in coordination with the Bank and at its timely and specific request, to properly and promptly prepare documentation required for admission to quotation.

In the instance that the Shares to be Admitted to Quotation should be subject to the requirement that a prospectus be issued pursuant to the German Securities Prospectus Act (WpPG), the Parties shall make the correspondingly required mutual agreements in a separate agreement – including in relation to the remuneration of the Bank.

Section 4

Duration / termination

The issuing of this mandate shall be valid until April 30, 2018. The contractual Parties can at any time agree to an extension of the contractual duration.

If serious circumstances arise making a capital increase and initial public offering unfeasible or unreasonable, the Bank shall be entitled to terminate this mandate until the conclusion of the Underwriting Agreement. The same shall apply if the Bank arrives at the reasonable assessment that an issue appears unfeasible or unreasonable given conditions prevailing long-term on the capital market or the development of the Company, or the Company fails to fulfil its obligations arising from this agreement despite written request by the Bank after an appropriate period. In each case, the Bank shall previously confer with the Company concerning alternative measures appropriate to safeguarding the interests of both the Company and the Bank.

In the instance of withdrawal, the Company shall remain obligated to compensate the Bank for external costs incurred pursuant to this agreement for services already rendered, including in the instance that the Bank withdraws.

Section 5

Securitization / paying agent and custodian

The New Shares shall be securitized in the form of global notes and lodged at Clearstream Banking AG, Frankfurt/Main, Germany.

The Company shall conclude agreements with Bankhaus Gebr. Martin, Göppingen, Germany concerning the paying agent and custodial services. The paying agent and custodian shall be responsible for issuing the global note and for booking at Clearstream Banking AG, Frankfurt/Main, Germany, and for recording the shares in the purchasers' custody accounts. The Bank shall issue the requisite related instructions to the paying agent and custodian.

Section 6

Commission, outlays and costs

For the implementation of the Planned Capital Increase as well as the admission to quotation, without prospectus, of the Shares to be Admitted to Quotation, the Company shall issue to the Bank the following commissions, in each case plus any value added tax incurred:

Commission for the underwriting, settlement and initial public offering, without prospectus

1% of the placing volume (albeit a minimum of EUR 35,000).

This commission shall fall due when the Planned Capital Increase is billed. The Bank's services shall be paid for when the commission is paid.

The Company shall bear all necessary and appropriate costs connected with the implementation of the Planned Capital Increase and the initial public offering of the New Shares (e.g. the fees for the initial public offering and admission to quotation billed by the target exchanges, costs of mandatory publications, costs for securities loans, potentially costs to prepare a prospectus), as well as taxes, to the extent that they are not expressly regulated otherwise in this agreement. This shall also include agreements with American investment banks.

The Bank shall only issue requisite and appropriate orders to third parties on behalf of and/or for the account of the Company after coordination with the Company if in total they exceed a maximum amount of EUR 2,500.00. This amount shall not include the fees for admission to quotation on the Düsseldorf Stock Exchange and the Deutsche Börse. Corresponding shall apply if the Bank incurs outlays for appropriate costs for necessary orders issued to third parties. The Company shall settle such amounts within 15 banking working days after the submission of the corresponding invoices.

The ending of the mandate shall leave the Company's obligation to pay such costs and outlays unaffected.

Section 7

Liability and exemption from liability

The Bank's liability shall be restricted to intention and gross negligence. The Bank shall be liable for slight negligence if obligations essential to the agreement are infringed. In the case of slightly negligent infringement of obligations essential to the agreement, the liability shall be restricted to losses which are typical for the agreement and predictable. The Bank shall assume no liability for disclosures and documents provided by third parties being complete and correct.

Section 8

Confidentiality

The contents of this agreement shall be subject to the requirements of strict confidentiality for both Parties. The contractual Parties shall be entitled to disclose or forward confidential information if such forwarding or disclosure is prescribed by law or occurs based on official or judicial orders.

The contractual Parties may only disclose or convey confidential information to the extent prescribed by law or ordered officially or judicially. Before any forwarding or disclosure of confidential information to authorities, the contractual partners shall be obligated to immediately inform the respective other party in advance in writing, so that this party is able to reject such forwarding or disclosure.

The contractual Parties shall obligate themselves to not disclose confidential information to third parties or provide it in another manner, except to such advisers that are professionally obligated to confidentiality. The Company and the Bank shall ensure that both their employees, managing directors and representatives, as well as companies affiliated with the contractual Parties, including their employees, managing directors and representatives, comply with the obligation to confidentiality.

All confidential information (and all copies, summaries, notes and discs or other computer storage media with such contents or parts thereof) are to be returned at any time on demand to the respective other contractual partner. The affected contractual partner may not assert any retention rights of any type, and shall hereby expressly and irrevocably waive any right and any form of retention. The contractual Parties shall be obligated on demand by the respective other contractual partner to confirm in writing that it shall comply with the provision of this paragraph. Archiving obligations based on statutory regulations shall be hereby unaffected.

Section 9

Public relations

The public relations work to be rendered in connection with the preparation and implementation of the capital increase, especially relating to the business and specialist or stock market press, shall be assumed by the Company in coordination with the Bank. The same shall apply for appropriate presentation in other media such as the Internet, TV etc. In this context, the Parties shall ensure that no public offer in the meaning of the German Securities Prospectus Act (WpPG) shall be triggered by the issue.

Section 10

Various

This mandate agreement shall include all agreements relating to the regulation of the purpose of the Agreement. Ancillary arrangements have not been entered into. Amendments and supplements shall require written form to be effective. The same shall apply for the waiver of the requirement for written form.

This agreement shall be subject to German law. The place of jurisdiction for disputes shall be Düsseldorf, Germany.

Should individual parts of this mandate agreement be, or become, invalid, the validity of the other provisions shall be thereby unaffected. In such an instance, the invalid provisions shall be replaced by such provisions that best approximate the invalid provisions in their economic purpose. Corresponding shall apply in the case of a loophole.

Düsseldorf,

/s/ Lang & Schwarz Broker GmbH

Lang & Schwarz Broker GmbH

Leverkusen, ____________________

/s/ Biofrontera AG

Biofrontera AG